Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                         Fund

Colonial CA Insured Municipal Fund	Colonial CA Insured Municipal Fund

Fund Series	                        Security	             Trade Date

Colonial CA Insured Municipal Fund     CA Housing Finance Agency
                                        5.05% 2/1/26                  06/28/06

Fund Series	                          Quantity	Price

Colonial CA Insured Municipal Fund	"1,000,000"	100.0000

Fund Series                            	 Amount       Broker Bought From

Colonial CA Insured Municipal Fund	"1,000,000"	Goldman Sachs